Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (No. 333-36740, No. 333-59766, No. 333-71807, No. 333-60379, No. 333-85210, No. 333-108785), Forms S-3A (No. 333-59766, No. 333-60379, No. 333-36740, No. 333-85210), Form S-3MEF (No. 333-107652) and Forms S-8 (No. 333-87384, No. 333-88711, No. 333-111736) of Corporate Office Properties Trust of our report dated March 5, 2004, relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 5, 2004 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Baltimore, MD
March 10, 2004